Exhibit 8.1

1114 Avenue of the Americas, 23rd Floor New York, New York 10036.7703 USA P. 212.880.6000 | F. 212.682.0200 www.torys.com

■, 2021

Brookfield Business Corporation

250 Vesey Street

15th Floor

New York, New York

Brookfield Business Partners L.P.
73 Front Street

5th Floor

Hamilton HM 12, Bermuda

Re:      United States Federal Income Tax Opinion

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Brookfield Business Corporation, a British Columbia corporation (“BBUC”), and Brookfield Business Partners L.P., a Bermuda exempted limited partnership (“BBU”), in connection with the planned special distribution by BBU to the holders of its non-voting limited partnership units of class A exchangeable subordinate voting shares of BBUC (the “Exchangeable Shares”). We have been asked to render our opinion as to certain United States federal income tax matters disclosed in the Registration Statement on Form F-1, as amended, dated as of the date hereof (the “Registration Statement”), and filed by BBUC and BBU with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”). Capitalized terms used and not defined herein have the meanings ascribed to them in the Registration Statement.

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)             the Registration Statement;

(ii)            the Limited Partnership Agreement in Respect of BBU, dated January 18, 2016, between 1922859 Alberta ULC, an Alberta company (the “Initial BBU General Partner”), and Brookfield Private Equity Group Holdings LP, a Manitoba limited partnership (the “Initial BBU Limited Partner”);

(iii)           the Certificate of Registration for BBU confirming the registration of BBU as an “Exempted Partnership” pursuant to a Certificate of Exempted Partnership under the Exempted Partnerships Act 1992 (Bermuda) and as a “Limited Partnership” pursuant to a Certificate of Limited Partnership under the Limited Partnership Act 1883 (Bermuda), as issued by the Bermuda Registrar of Companies on January 18, 2016;

(iv)           the Amended and Restated Limited Partnership Agreement of BBU, dated as of May 31, 2016, among the Initial BBU General Partner, the Initial BBU Limited Partner, and each person admitted to BBU as a limited partner in accordance with the provisions of such agreement, as amended on June 17, 2016, and May 18, 2020 (the “BBU Limited Partnership Agreement”);

(v)            the Limited Partnership Agreement in Respect of Brookfield Business L.P., a Bermuda exempted limited partnership (the “Holding LP”), dated January 18, 2016, between BBU and the Initial BBU Limited Partner;

(vi)           the Certificate of Registration for the Holding LP confirming the registration of the Holding LP as an “Exempted Partnership” pursuant to a Certificate of Exempted Partnership under the Exempted Partnerships Act 1992 (Bermuda) and as a “Limited Partnership” pursuant to a Certificate of Limited Partnership under the Limited Partnership Act 1883 (Bermuda), as issued by the Bermuda Registrar of Companies on January 18, 2016;

(vii)          the Amended and Restated Limited Partnership Agreement of the Holding LP, dated as of May 31, 2016, among BBU, the Initial BBU Limited Partner, and each person admitted to the Holding LP as a limited partner in accordance with the provisions of such agreement, as amended on June 17, 2016, and May 18, 2020 (the “Holding LP Limited Partnership Agreement”);

(viii)         the certificate of Brookfield Business Partners Limited, a Bermuda exempted company that is the general partner of BBU, of even date herewith, delivered to us for purposes of this opinion, including all schedules and exhibits thereto (the “Certificate”); and

(ix) such agreements, documents, and other instruments as we have deemed necessary or appropriate.

In addition, we have examined, and have relied as to matters of fact upon, originals, duplicates, certified or conformed copies of such records, agreements, documents, and other instruments and such certificates or comparable documents of public officials and of officers and representatives of BAM, BBUC, BBU, and the Holding LP, and have made such other and further investigations, as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth.

In rendering this opinion, we have assumed that (i) the transactions described in the Registration Statement will be consummated in the manner set forth therein; (ii) the representations made in the Certificate are true, correct, and complete and will remain true, correct, and complete at all times; (iii) any representation set forth in the Certificate qualified by knowledge, intention, belief, or any similar qualification is and will remain true, correct, and complete without regard to such qualification; and (iv) each of BBU, the Holding LP, and each Fiscally Transparent Subsidiary (as such term is defined in the Certificate) operates and will continue to operate in accordance with certain operating guidelines set forth in such Certificate. In addition, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions, and limitations stated herein and in the Registration Statement, we are of the opinion that (i) the statements set forth in the Registration Statement under the caption “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS,” insofar as they express conclusions as to the application of United States federal income tax law, represent our opinion as to the matters discussed therein; and (ii) as of the date hereof, each of BBU and the Holding LP will be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, in each case as currently in effect and subject to change at any time with retroactive effect. Any change in applicable laws or facts and circumstances, or any inaccuracy in the statements, facts, assumptions, or representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy. No opinion is expressed concerning any law other than the federal income tax law of the United States.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our firm under the captions “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS” and “LEGAL MATTERS” in the Registration Statement. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act or the rules thereunder.

Very truly yours,